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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 1998

                        Commission file number: 0-19123

                            FOGELMAN MORTGAGE L.P. I
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             (Exact name of Registrant as specified in its charter)

Tennessee                                           62-1317805
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(State or other jurisdiction of         (I.R.S. Employer Identification No.)
  incorporation or organization)

One Seaport Plaza, New York, New York                  10292-0128
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(Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code (212) 214-3500

                                      N/A
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   Former name, former address and former fiscal year, if changed since last report.

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Item 2. Acquisition or Disposition of Assets

   Registrant furnished a Consent Solicitation Statement (the 'Consent Statement') dated April 23, 1998 to holders ('Unitholders') of units of beneficial interest of limited partnership interest ('Units') of Registrant seeking approval of the payoff of the two outstanding mortgage loans ( 'Mortgage Loans') payable to the Registrant for a minimum of $48,000,000 in cash. This constitutes the disposition of substantially all of the Registrant's assets (the 'Disposition'). As of May 25, 1998, Unitholders holding a majority of the Units approved the payoff of the two outstanding mortgage loans and as a result, a closing was held on May 28, 1998 and an amount of $48,023,515 (which is net of certain closing adjustments) was tendered to Registrant in full payment and satisfaction of the Mortgage Loans.

   The other information required by this Item 2 is incorporated by reference to Registrant's Consent Statement dated April 23, 1998, as filed with the Securities and Exchange Commission on April 23, 1998, as Schedule 14A Information.

   An initial liquidating distribution of $880 per Unit will be made in June 1998. As discussed in the Consent Statement, Prudential-Bache Properties, Inc., the General Partner, will withhold a reserve against future liabilities and contingent obligations of the Registrant and will distribute the remainder to the Unitholders and General Partner in accordance with the Partnership Agreement.

   The consummation of the Disposition will automatically result in the complete termination and dissolution of the Registrant on September 25, 1998, 120 days from the closing, but may occur sooner.

   The General Partner will not accept any request for transfers of Units received after May 29, 1998.
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                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fogelman Mortgage L.P. I

By: Prudential-Bache Properties, Inc.
    A Delaware corporation, General Partner

     By: /s/ Eugene D. Burak                         Date: June 9, 1998
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     Eugene D. Burak
     Vice President
     Chief Accounting Officer for the Registrant

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